Exhibit 99.1

NEWS RELEASE

Date:	January 15, 2009
FOR IMMEDIATE RELEASE

Contact:	Dave Mossberg
Beacon Street Group
817-310-0051

XETA Comments on Nortel Relationship

BROKEN ARROW, Okla.—(BUSINESS WIRE)—XETA Technologies (Nasdaq:XETA) today said that it has been in touch with officials at Nortel Networks Corporation following Nortel’s Chapter 11 reorganization bankruptcy filing on January 14, 2009.

On a contractual basis, XETA provides maintenance services to large enterprise customers on behalf of Nortel.  The Company estimates that the current annualized value of these contracts is approximately $3 million, which XETA will continue to support.  In addition, the Company estimates that it has approximately $500,000 in accounts receivable due from Nortel that precedes the date of Nortel’s bankruptcy filing, the balance of which is current; and approximately $100,000 in January services not billed as of the date of the filing.

The Company is in active conversations with Nortel regarding its ongoing contractual relationships and current accounts receivable. In its public statements, Nortel has said that it has sufficient cash on hand to fund ongoing operations and that it expects operations to continue without interruption.

Greg Forrest, CEO of XETA Technologies, said, “Nortel is an important business partner of XETA, and we stand ready to support Nortel and our Nortel customers through this process.”

About XETA Technologies

XETA is a leading integrator of advanced communication technologies with a comprehensive array of products and services available from industry leaders. The Company has earned and continues to maintain the industry’s most prestigious certifications as an Avaya Platinum Business Partner, Nortel Elite Advantage Partner, and Mitel premiumPARTNER. Being able to provide solutions and service for these leading vendors is a unique value proposition for Fortune 1000 customers with multiple locations and complex networks. With a 27 year operating history and over 16,000 customers from coast to coast, XETA has maintained a commitment to extraordinary customer service. The Company’s in-house 24/7/365 call center, combined with a nationwide service footprint offers customers comprehensive equipment service programs that ensure network reliability and maximized network up-time. More information about XETA (Nasdaq: XETA) is available at www.xeta.com.  Click on the following link to join our e-mail alert list: http://www.b2i.us/irpass.asp?BzID=1585&to=ea&s=0.

This news release contains forward-looking statements (generally identified by such words as “expects,” “plans,” “believes,” “likely,” “anticipates” and similar words or expressions), within the meaning of the Private Securities Litigation Reform Act of 1995.  These  forward-looking statements reflect management’s current expectations, assumptions, and beliefs based upon information currently available to management. Investors are cautioned that all forward-looking statements are subject to certain risks and uncertainties which are difficult to predict and that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the uncertainty inherent in bankruptcy proceedings in general and in Nortel’s specific plans for reorganization under the protection of the bankruptcy laws in particular; the U.S. and global economic crisis and its impact on capital spending trends in the Company’s markets and on Nortel’s reorganization plans; dramatic changes by Nortel to its business plan and strategies and their impact on the Company’s relationship with Nortel both as a business partner and a business vendor.   Additional factors that could affect actual results are described in Item 1.A entitled “Risk Factors” contained in Part I of the Company’s Form 10-K for its fiscal year ended October 31, 2007 as updated in the Company’s quarterly reports filed during the fiscal year ended October 31, 2008.